Exhibit 99.1
Immediate Release
February 7, 2007
GIBRALTAR REPORTS BEST-EVER SALES AND EARNINGS FOR 2006
Annual Sales from Continuing Operations of $1.3 Billion are Up 26 Percent;
EPS from Continuing Operations was $1.66, Up 32 Percent
     BUFFALO, NEW YORK (February 7, 2007) — Gibraltar Industries, Inc. (NASDAQ: ROCK) today reported its sales and net income for the quarter and year ended December 31, 2006.
     Income from continuing operations was $49.9 million, or $1.66 per share, in 2006, compared to 2005 income from continuing operations of $37.5 million, or $1.26 per share, an increase of 33 percent. These results represent the best-ever earnings in Gibraltar’s history.
     “Even though business slowed sharply in two of our major markets (residential building and automotive) during the last half of the year, we still generated record sales and earnings in 2006. As we have become a larger, stronger, and increasingly diverse company — selling more products to more customers in more markets — we have strengthened our resiliency and we are better able to produce consistent and improving results in spite of difficult conditions in some of our major markets,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.
     Sales from continuing operations in the fourth quarter of 2006 were $292 million, a decrease of approximately three percent compared to $300 million in the fourth quarter of 2005. Sales from continuing operations of $1.303 billion in 2006 increased by approximately 26 percent compared to $1.037 billion in 2005.
     Net income in the fourth quarter of 2006, including impairment charges, was $1.6 million, or $.05 per share. Income from continuing operations in the fourth quarter of 2006 was $.27 per share before the impairment charge described below, in line with our pre-announced guidance $.25 to $.27 per share. During the quarter, the Company took an impairment charge of $8.0 million net of tax, or $.27 per share, to write off the investment in its 50 percent joint venture with Duferco Farrell LLC, and recorded a benefit of $.08 per share arising from a companywide alignment in vacation policy.
     “We continued the strategic transformation of Gibraltar in 2006,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer. “We successfully integrated the largest acquisition in our history (AMICO, which was completed in October 2005), made three additional acquisitions (including our first in Europe), sold two non-core businesses (our Thermal Processing segment and our steel strapping business) and used the proceeds to pay down debt, continued to consolidate and extract efficiencies from our existing operations, and shifted an even larger share of our sales to those niche markets where we have a leadership position. Today, more than 80 percent of our sales come from products where we have a leading market share. We have a leadership position in several niche segments of very large and fragmented markets that offer considerable growth opportunities.”
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Gibraltar Reports Best-Ever Sales and Earnings in 2006
Page Two
     “As we look ahead to 2007, we have a number of initiatives underway to further improve our operating performance and continue to grow the company in spite of a difficult operating environment, which we think will persist in the early part of the year, with conditions improving as the year progresses. We see continued strength in the commercial and industrial building markets, areas we have targeted for growth, and we have identified many other growth opportunities, with our existing operations and through acquisitions, both in North America and internationally,” said Mr. Lipke.
     Looking ahead to the first quarter, Mr. Kornbrekke said, “Some of the issues that impacted us in the fourth quarter seem to be abating. A number of our customers in major market segments have worked through a significant portion of their inventory overhang and should begin the replenishment cycle. Additionally, there are a number of leading indicators showing that the housing cycle may have bottomed. We expect sequential improvement from the fourth quarter of 2006 to the first quarter of 2007. We expect conditions in the markets we serve to begin improving as we move into the second quarter which is historically the Company’s strongest period.”
     Barring a significant change in business conditions, the Company expects first-quarter earnings per share from continuing operations will be in a range of $.23 to $.27 per share.
     Gibraltar Industries is a leading manufacturer, processor, and distributor of primarily metals for the building, industrial, and vehicular markets. The company serves a large number of customers in a variety of industries in all 50 states and throughout the world. It has approximately 3,500 employees and operates 77 facilities in 26 states, Canada, China, England, Germany, and Poland.
     Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

Gibraltar will review its fourth-quarter results and discuss its outlook for the first quarter during its quarterly conference call, which will be held at 9 a.m. Eastern Time on February 8. Details of the call can be found on Gibraltar’s Web site, at http://www.gibraltar1.com.
CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.
Gibraltar’s news releases, along with comprehensive information about the Company, are available on the Internet, at http://www.gibraltar1.com.

Gibraltar Reports Best-Ever Sales and Earnings in 2006
Page Three
GIBRALTAR INDUSTRIES, INC.
Financial Highlights
(in thousands, except per share data)

	Three Months Ended
	December 31,	December 31,
	2006	2005

Net Sales	$291,826	$299,660
Income from continuing operations	$31	$5,020
Income from discontinued operations	$1,532	$376

Net Income	$1,563	$5,396
Net income per share — diluted
Income from continuing operations	$—	$.17
Income from discontinued operations	$.05	$.01

Net income	$.05	$.18

Reconciliation of income per share — diluted from continuing operations to reflect special items:
Income from continuing operations before adjustments	$.19	$.36
Adjustments	$.08	$(.19)

Income from continuing operations prior to impairment charge	$.27	$.17
Impairment charge	$(.27)	$—

Income from continuing operations	$—	$.17

	Twelve Months Ended
	December 31,	December 31,
	2006	2005
Net Sales	$1,303,355	$1,036,823
Income from continuing operations	$49,854	$37,497
Income from discontinued operations	$7,415	$5,975

Net Income	$57,269	$43,472
Net income per share — diluted
Income from continuing operations	$1.66	$1.26
Income from discontinued operations	$.25	$.20

Net income	$1.91	$1.46

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$13,475	$28,529
Accounts receivable	169,207	162,300
Inventories	254,991	189,988
Other current assets	17,841	19,666
Assets of discontinued operations	266	23,521

Total current assets	455,780	424,004
Property, plant and equipment, net	243,138	229,644
Goodwill	374,821	360,663
Investments in partnerships	2,440	6,151
Other assets	76,689	55,099
Assets of discontinued operations	—	129,451

	$1,152,868	$1,205,012

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$71,308	$83,266
Accrued expenses	50,771	59,289
Current maturities of long-term debt	2,336	2,331
Current maturities of related party debt	—	5,833
Liabilities of discontinued operations	—	6,529

Total current liabilities	124,415	157,248

Long-term debt	398,217	453,349
Long-term related party debt	—	—
Deferred income taxes	70,981	90,942
Other non-current liabilities	9,027	6,038
Liabilities of discontinued operations	—	3,410
Shareholders’ equity:
Preferred stock $.01 par value; authorized:10,000,000 shares; none outstanding	—	—
Common stock, $.01 par value; authorized 50,000,000 shares; issued 29,883,795 and 29,734,686 shares in 2006 and 2005, respectively	299	298
Additional paid-in capital	215,944	216,897
Retained earnings	332,920	280,116
Unearned compensation	—	(5,153)
Accumulated other comprehensive income	1,065	1,867

	550,228	494,025
Less: cost of 42,600 and 41,100 common shares held in treasury in 2006 and 2005, respectively	—	—

Total shareholders’ equity	550,228	494,025

	$1,152,868	$1,205,012

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net sales	$291,826	$299,660	$1,303,355	$1,036,823

Cost of sales	240,237	247,315	1,041,459	845,059

Gross profit	51,589	52,345	261,896	191,764

Selling, general and administrative expense	31,123	33,064	141,592	110,671

Income from operations	20,466	19,281	120,304	81,093

Other (income) expense
Interest expense	7,022	11,786	27,324	20,609
Equity in partnerships’ loss (income) and other income	13,490	(735)	13,045	(266)

Total other expense	20,512	11,051	40,369	20,343

Income before taxes	(46)	8,230	79,935	60,750

Provision for income taxes	(77)	3,210	30,081	23,253

Income from continuing operations	31	5,020	49,854	37,497

Discontinued operations
Income (loss) from discontinued operations before taxes	(185)	616	9,273	9,795
Income tax expense (benefit)	(1,717)	240	1,858	3,820

Income from discontinued operations	1,532	376	7,415	5,975

Net income	$1,563	$5,396	$57,269	$43,472

Net income per share — Basic
Income from continuing operations	$.00	$.17	$1.68	$1.27
Income from discontinued operations	.05	.01	.25	.20

Net income	$.05	$.18	$1.93	$1.47

Weighted average shares outstanding — Basic	29,772	29,634	29,712	29,608

Net income per share — Diluted
Income from continuing operations	$.00	$.17	$1.66	$1.26
Income from discontinued operations	.05	.01	.25	.20

Net income	$.05	$.18	$1.91	$1.46

Weighted average shares outstanding — Diluted	30,040	29,866	30,006	29,810

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2006	2005
Cash flows from operating activities
Net income	$57,269	$43,472
Income from discontinued operations	7,415	5,975

Income from continuing operations	49,854	37,497
Adjustment to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	27,319	20,531
Provision for deferred income taxes	(20)	(2,468)
Equity in partnerships’ loss (income)	13,884	908
Distributions from partnerships’ income	1,149	1,152
Tax benefit from exercise of stock options	2,912	281
Unearned compensation		1,504
Other non-cash adjustments	750	74
Increase (decrease) in cash resulting from changes in (net of acquisitions):
Accounts receivable	3,822	8,324
Inventories	(55,055)	43,157
Other current assets	1,416	852
Accounts payable and accrued expenses	(61,391)	7,983
Other assets	(5,298)	(1,279)

Net cash provided by (used in) continuing operations	(20,658)	117,516
Net cash (used in) provided by discontinued operations	7,634	13,483

Net cash provided by (used in) operating activities	(13,024)	130,999

Cash flows from investing activities
Acquisitions, net of cash acquired	(57,430)	(271,031)
Net proceeds from sale of business	151,487	42,594
Purchases of property, plant and equipment	(22,265)	(17,481)
Net proceeds from sale of property and equipment	349	592

Net cash used in investing activities for continuing operations	72,141	(245,326)
Net cash used in investing activities for discontinued operations	(3,189)	(4,938)

Net cash used in investing activities	68,952	(250,264)

Cash flows from financing activities
Long-term debt reduction	(114,875)	(643,298)
Proceeds from long-term debt	50,829	796,568
Payment of deferred financing costs	(653)	(10,844)
Net proceeds from issuance of common stock	1,174	817
Payment of dividends	(5,957)	(5,941)

Net cash provided by financing activities for continuing operations	(69,482)	137,302
Net cash provided by financing activities for discontinued operations	(1,500)	(400)

Net cash provided by financing activities	(70,982)	136,902

Net increase (decrease) in cash and cash equivalents	(15,054)	17,637

Cash and cash equivalents at beginning of year	28,529	10,892

Cash and cash equivalents at end of year	$13,475	$28,529

GIBRALTAR INDUSTRIES, INC.
Segment Information
(in thousands)

	Three Months Ended December 31,
			Increase (Decrease)
	2006	2005	$	%

Net Sales
Building Products	$192,488	$204,445	$(11,957)	-5.8%
Processed Metals	99,338	95,215	4,123	4.3%

	$291,826	$299,660	$(7,834)	-2.6%

Operating Margin
Building Products	$21,667	$25,394	$(3,727)	-14.7%
Processed Metals	4,766	2,722	2,044	75.1%
Corporate	(5,967)	(8,835)	2,868	-32.5%

	$20,466	$19,281	$1,185	6.1%

Building Products	11.3%	12.4%
Processed Metals	4.8%	2.9%

	Twelve Months Ended December 31,
			Increase (Decrease)
	2006	2005	$	%

Net Sales
Building Products	$872,639	$615,386	$257,253	41.8%
Processed Metals	430,716	421,437	9,279	2.2%

	$1,303,355	$1,036,823	$266,532	25.7%

Operating Margin
Building Products	$128,121	$81,324	$46,797	57.5%
Processed Metals	26,098	27,529	(1,431)	-5.2%
Corporate	(33,915)	(27,760)	(6,155)	22.2%

	$120,304	$81,093	$39,211	48.4%

Building Products	14.7%	13.2%
Processed Metals	6.1%	6.5%